Exhibit 99.2


                            CHURCH & DWIGHT CO., INC.
                          REGISTRATION RIGHTS AGREEMENT

     THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made as of the 14th day of June 2000, by and between USA Detergents, Inc., a Delaware corporation (the "Company"), and Church & Dwight Co., Inc., a Delaware corporation (the "Investor").

         A. The Company and the Investor are parties to that certain Stock Purchase Agreement, of even date herewith (the "Stock Purchase Agreement");

         B. The Investor has also entered into a Put & Call Agreement, of even date herewith, with Frederick R. Adler (the "Put & Call Agreement"); and

         C. The parties hereto desire to enter into this Agreement in order to set forth the registration rights of the Investor and its transferees and assignees with respect to the Company's common stock (the "Common Stock") purchased by the Investor under the Stock Purchase Agreement and the Put & Call Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto hereby agree as follows:

          1. Definitions. For purposes of this Agreement, the following terms will have the following meanings:

          (a) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (b) "Form S-3" means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents previously filed by the Company with the SEC.

          (c) "Holder(s)" means any person owning or having the right to acquire Registrable Securities or any assignee thereof.

          (d) "Register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

          (e) "Registrable Securities" means (i) any of the Company's shares of Common Stock purchased by the Investor under the Stock Purchase Agreement or the Put & Call Agreement, and (ii) any shares of Common Stock issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend, in connection with a stock split or in connection with any other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i), above.

          (f) The number of shares of "Registrable Securities then outstanding" means the sum of (i) the number of shares of Common Stock outstanding which are Registrable Securities, and (ii) the number of shares of Common Stock which are Registrable Securities issuable pursuant to then exercisable or convertible securities.

          (g) "SEC" means the Securities and Exchange Commission.

          (h) "Securities Act" means the Securities Act of 1933, as amended.

         2. Request for Registration.

                  (a) If the Company receives, at any time after the date hereof, a written request from the Holders of a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least 25% of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $5 million), then the Company shall:

                              (i) within ten days following the receipt thereof,
                    give written notice of such request to all Holders; and

                              (ii) effect as soon as practicable the registration under the Securities Act of all Registrable Securities which the Holders request to be registered, subject to the limitations of Section 2(b).

                  (b) If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2(a) and the Company shall include such information in the written notice referred to in Section 2(a). The underwriter will be selected by the Company and must be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include its Registrable Securities in such registration will be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this
Section 2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting will be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder.

                  (c) In addition, the Company will not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2:

                              (i)   After   the   Company   has   effected   two
                    registrations pursuant to this Section 2 --------- and such registrations have been declared or ordered effective;

                              (ii) During the period starting with the date sixty calendar days prior to the Company's good faith estimate of the date of filing of, and ending on a date 180 calendar days after the effective date of, a registration subject to Section 3 hereof, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

                              (iii) If the  Company and the  Initiating  Holders
                    are unable to obtain the commitment of an underwriter satisfactory to the Company in the event the Initiating Holders intend to distribute their Registrable Shares by means of an underwritten offering;

                              (iv) If the Initiating  Holders propose to dispose
                    of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 12 below;

                              (v) If the  Company  furnishes  to the  Initiating
                    Holders a certificate signed by the President or Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would not be in the best interests of the Company for a registration to be effected as requested under Section 2 hereof, provided that the Company may only utilize this right of deferral once, with respect to each request, to defer the filing of such registration for a period of not more than 120 days from the request of the Initiating Holders; or

                              (vi) In any particular  jurisdiction  in which the
                    Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

         3. Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other equity securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration on Form S-4 , a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty calendar days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

          4. Obligations of the Company. Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                  (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 120 calendar days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120-day period will be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period will be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis.

                  (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                  (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                  (d) Use all reasonable commercial efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions in the United States as may be reasonably requested by the Holders; provided that the Company will not be required in connection therewith or as a condition thereto to qualify to do business, subject itself to taxation or execute a general consent to service of process in any such states or jurisdictions where it has not already done so.

                  (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                  (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                  (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

                  (h) Provide a transfer agent and registrar for all Registrable Securities registered hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration statement.

                  (i) Furnish, at the request of any Holder requesting registration of Registrable Securities under this Agreement, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration under this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (A) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (B) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

         5. Holders to Furnish Information. It is a condition precedent to the obligations of the Company to take any action under this Agreement with respect to the Registrable Securities of any selling Holder that such Holder furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as may be required to effect the registration of such Holder's Registrable Securities.

         6.   Expenses  of  Demand   Registration.   All  expenses   other  than
underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 2, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company (including fees and disbursements of counsel for the Company in its capacity as counsel to the selling Holders hereunder; if Company counsel does not make itself available for this purpose, the Company shall pay the reasonable fees and disbursements of one counsel for the selling Holders) will be borne by the Company; provided, however, that the Company will not be required to pay for any expenses of any registration begun pursuant to Section 2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.

         7. Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 3 for each Holder (which right may be assigned as provided in Section 13), including without limitation all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of counsel for the Company in its capacity as counsel to the selling Holders hereunder (if Company counsel does not make itself available for this purpose, the Company will pay the reasonable fees and disbursements of one counsel for the selling Holders selected by them), but excluding underwriting discounts and commissions relating to Registrable Securities.

         8. Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company will not be required under Section 3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities to be sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company will be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed by such selling stockholders).

          9. Delay of Registration. No Holder has any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

          10. Indemnification. In the event any Registrable Securities are included in a registration statement under this Agreement:

                  (a) To the extent permitted by law, the Company shall indemnify each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or
(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this
Section 10(a) will not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the prior written consent of the Company (which consent will not be unreasonably withheld), nor will the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person. The indemnity agreement contained in this Section 10(a) shall also not apply to any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon the use by any selling Holder of a preliminary or final prospectus as to which the Company has provided notice to such selling Holder pursuant to Section 4(f) hereof, but only to the extent that such use occurs after the actual receipt of such notice by the selling Holder.

                  (b) To the extent permitted by law, each selling Holder shall indemnify the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 10(b) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent will not be unreasonably withheld); and provided, that, in no event will any indemnity under this Section 10(b) exceed the gross proceeds from the offering received by such Holder.

                  (c) Promptly after receipt by an indemnified  party under this
Section 10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party will have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) will have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.

                  (d) If the indemnification  provided for in this Section 10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, however, that the contribution agreement contained in this Section 10(d) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. The relative fault of the indemnifying party and of the indemnified party will be determined by reference to, among other things, whether the Violation(s) relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such Violation(s).

                  (e) The  obligations of the Company and the Holders under this
Section 10 will survive the completion of any offering of Registrable Securities in a registration statement under this Agreement, and otherwise.

         11. Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

                  (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times beginning 90 days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

                  (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities;

                  (c) file with the SEC in a timely manner all reports and other documents required to be filed by the Company under the Securities Act and the Exchange Act; and

                  (d) furnish to any Holder, so long as such Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time beginning 90 days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any Registrable Securities without registration or pursuant to such form.

         12.      Form S-3 Registration.

                  (a) In case the Company receives from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

                    (i)   promptly   give   written   notice  of  the   proposed
          registration, and any related qualification or compliance, to all other Holders; and

                    (ii) as soon as practicable, use all reasonable commercial efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 calendar days after receipt of such written notice from the Company.

                  (b) Notwithstanding anything herein to the contrary, the Company will not be obligated to effect any such registration, qualification or compliance pursuant to this Section 12:

                    (i) If Form S-3 (or any successor form) is not available for such offering by the Holders;

                    (ii) If the Company has, within the 24 month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 12; ----------

                    (iii) If the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $3 million;

                    (iv) If the Company furnishes to the Initiating Holders a certificate signed by the President or Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would not be in the best interests of the Company for such Form S-3 Registration to be effected as requested under this Section 12, provided that the Company may only utilize this right of deferral once, with respect to each request, to defer the filing of the Form S-3 registration for a period of not more than 120 days from the request of the Initiating Holders; or

                    (iv) In any particular jurisdiction in which the Company would be required to qualify to do business, subject itself to taxation or execute a general consent to service of process in effecting such registration, qualification or compliance unless it has already done so in such jurisdiction.

                  (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to this Section 12, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders and counsel for the Company, but excluding any underwriters' discounts or commissions associated with Registrable Securities, shall be borne by the Company. Registrations effected pursuant to this Section 12 will not be counted as demands for registration or registrations effected pursuant to Sections 2 or 3, respectively.

         13. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities who, after such assignment or transfer, holds at least 100,000 Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided:
(a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned;
(b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 14 below; and (c) such assignment will be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) will be aggregated together and with the partnership; and provided that all assignees and transferees who would not qualify individually for assignment of registration rights may have a single attorney-in-fact for the purpose of exercising any such rights, receiving notices or taking any action under this Agreement.

         14. Market Stand-Off. During the period of duration specified by the Company or an underwriter of Common Stock or other securities of the Company, following the date of sale to the public pursuant to a registration statement of the Company filed under the Securities Act, the Investor will not, to the extent requested by the Company and such underwriter, directly or indirectly, sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration (the "Market Stand-Off"); provided, however, that such Market Stand-Off period does not exceed 180 days. Notwithstanding the foregoing, the obligations described in this Section 14 will not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

         15. Termination of Registration Rights. No Holder will be entitled to exercise any right provided for in this Agreement after such time that all Registrable Securities held by such Holder can be sold within a given three month period without compliance with the registration requirements of the Securities Act pursuant to Rule 144.

         16. Assurances. The Company shall take all actions required to ensure that the rights granted to the Investor under this Agreement are effective and that the Holders enjoy the benefits thereof. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all actions as may be necessary or appropriate in order to protect the rights provided hereunder against impairment.

         17.      Miscellaneous.

                  (a) Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Common Stock purchased by the Investor). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  (b) Governing Law. This Agreement will be governed by and construed under the internal laws of the State of New York, without reference to any conflicts of laws principles.

                  (c) Construction. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The language of this Agreement is to be construed and interpreted simply, according to its fair meaning, and is not to be strictly construed for or against any party hereto regardless of the source of draftsmanship.

                  (d) Notices. Unless otherwise provided, any notice required or permitted under this Agreement must be given in writing and will be deemed effectively given upon personal or facsimile delivery to the party to be notified or three days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten days' advance written notice to the other party.

                  (e) Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to actual attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

                  (f) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of a majority of the Registrable Securities then outstanding.

                  (g) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

                  (h) Aggregation of Stock. All Registrable Securities held or acquired by affiliated entities will be aggregated together for the purpose of determining the availability of any rights under this Agreement.

                  (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

              [The remainder of this page has been intentionally left blank; signature page follows.]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written. THE COMPANY:

                     USA Detergents, Inc.,
                     a Delaware corporation

                     By:        /s/    Uri M. Evan
                              -------------------------------------------------

                     Name:    Uri M. Evan

                     Title:   Chief Executive Officer

  THE INVESTOR:

                     Church & Dwight Co., Inc.,
                     a Delaware corporation

                     By:        /s/    Robert A. Davies, III
                              -------------------------------------------------

                     Name:    Robert A. Davies, III

                     Title:   Chief Executive Officer